UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IRIS ACQUISITION CORP
(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT

Recent Developments

On December 13, 2024, Iris Acquisition Corp (the “Company”) was notified that on July 24, 2024, Hannah Immunotheraputics, LLC, an affiliate of Chris Kim, the Chief Executive Officer of Liminatus Pharma, LLC, the counterparty to the Company’s business combination, agreed to loan the buyer of the former managing member of the Company’s sponsor, Iris Acquisition Holdings, LLC (the “Sponsor”), approximately $1.12 million, to facilitate the acquisition of the former managing member by the buyer (the “Acquisition”). As a result of the Acquisition, the former managing member, Columbass Limited, resigned as managing member of the Sponsor on October 30, 2024, and Iris Equity Holdings LLC was appointed as managing member of the Sponsor. Other than repayment of the principal and interest on the loan, which is anticipated to be repaid soon, Mr. Kim has stated that he has no affiliation or other relationship with the Sponsor, any of the Sponsor’s members, including the former and new managing member or the buyer of the former managing member of our Sponsor.